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                                                                    Exhibit 99.1


                                              Contact:  Eileen Doyle
                                              Vice President, Investor Relations
                                              (415) 905-7467


PLM INTERNATIONAL SIGNS AN AGREEMENT AND PLAN FOR MERGER

FOR IMMEDIATE RELEASE

San Francisco, California, December 22, 2000 - PLM International, Inc. (the Company) (AMEX: PLM) announced today that it has signed an agreement and plan of merger with MILPI Acquisition Corporation for MILPI Acquisition Corporation to commence an offer to purchase all outstanding common stock for a price of $3.46 per share. The Company's board of directors has unanimously approved this transaction and believes the terms of the tender offer and merger is advisable and fair to, and in the best interest of, shareholders. Shareholders will be provided documents regarding the tender, including the Company's recommendation, through the mail. Robert N. Tidball, Chairman of the Board of Directors said "this agreement is the culmination of a process which the Board of Directors began in 1999 to maximize the value of the Company for all its shareholders."

PLM International is a management company providing services to transportation, industrial, and commercial companies. The Company also manages a diversified portfolio of over $700 million (based on original equipment cost) of transportation and related equipment for approximately 60,000 third-party investors.

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